EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  Revenues of $1.294 billion, $19.9 million net income
  Class 4-7 new truck sales up 12% over third quarter 2014
  Rush Truck Centers network expands to 121 locations in 21 states
  Momentum Fuel Technologies begins production and sales of natural gas fuel systems

SAN ANTONIO, Oct. 20, 2015 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2015, the Company achieved revenues of $1.294 billion and net income of $19.9 million, or $0.48 per diluted share, compared with net income of $23.5 million, or $0.57 per diluted share, in the quarter ended September 30, 2014.

"We are proud of our solid financial performance this quarter," said W. M. "Rusty" Rush, Chairman, CEO and President of Rush Enterprises, Inc. "As expected, declines in energy sector activity continue to have a negative impact on Class 8 truck sales and aftermarket revenues. However, we were able to partially offset this impact through strong Class 4-7 truck sales, incremental large fleet business and aftermarket services in other regions of the country."

"We continued to implement our strategic growth initiatives through an acquisition in Nevada, expanded service capacity in Texas and Ohio, as well as enhanced aftermarket products and services.

"I'd like to take this opportunity to welcome the employees from our new locations in Nevada and Texas to the Rush Enterprises family. As always, we appreciate all of our employees for their contributions to our company's success and their continued focus on providing outstanding service to our customers."

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 64% of the Company's total gross profits in the third quarter of 2015. Parts, service and body shop revenues increased by 5.9% as compared to the third quarter of 2014 and contributed to a quarterly absorption ratio of 116.2%.

"Continued demand for repair and maintenance of vehicles in operation, with particular strength on the East and West coasts, fleet and natural gas vehicle modifications and mobile services were the primary drivers of aftermarket revenues this quarter," said Rush. "However, we did see a negative impact to our overall parts and service revenues from decreased activity in the energy sector."

"Across the network, we are expanding our fleet of mobile services, extending our RushCare Rapid Parts call centers capabilities, increasing our aftermarket sales organization presence, expanding service capabilities and executing procurement, asset management and process improvement practices in an effort to improve customer service and aftermarket revenues," Rush added.

Truck Sales

U.S. Class 8 retail sales were 67,241 units in the third quarter, up 13% over the same time period last year. While we outpaced the industry in new truck sales earlier this year, our Class 8 sales remained flat in the third quarter compared to the same period in 2014, and accounted for 6.6% of the U.S. Class 8 truck market.

"Deliveries to large over-the-road fleets accounted for the majority of our Class 8 new truck sales this quarter," explained Rush. "We have been able to replace significant declines in energy sector-related new Class 8 truck sales with expanded business from both current and new customers in other market segments and regions of the country, including incremental sales to large fleets."

Rush's Class 4-7 new truck sales outpaced the U.S. market, increasing by 12% over the third quarter of last year and accounting for 5.1% of the total U.S. market, while U.S. Class 4-7 truck sales in the third quarter were 56,378 units, up 5% over the same time period in 2014. "We continue to see the benefits of our large inventory of 'ready-to-roll' medium-duty work trucks in stock across the country, providing trucks when needed to those benefitting from a healthier economy," added Rush.

For 2015, ACT Research forecasts U.S. retail sales for Class 8 vehicles to reach 269,000 units and U.S. retail sales for Class 4-7 vehicles to reach 205,950 units by year end.  "We expect our truck sales will remain stable for the remainder of 2015," Rush said.

For 2016, ACT Research forecasts U.S. Class 8 retail sales to be 248,000 units, down 7.8% over this year. ACT Research also forecasts Class 4-7 retail sales to be 212,850, up 3.4% over 2015.

"While it is still too early to predict, given the decrease in the average age of Class 8 fleet vehicles and the anticipated softening of used truck values, we believe Class 8 truck sales could decrease even further in 2016 than ACT Research currently forecasts," said Rush.

Continued Growth

In August, the Company's Momentum Fuel Technologies business began production of its compressed natural gas (CNG) fuel systems at its manufacturing facility near Fort Worth, Texas. Momentum Fuel Technologies currently offers CNG fuel systems in three configurations; two additional configurations will be introduced next month. "We are extremely encouraged by the initial interest in Momentum Fuel Technologies' CNG fuel systems," said Rush. "The system is being sold through Momentum Fuel Technologies dedicated sales force and our network of Rush Truck Centers and installed by our Custom Vehicle Solutions vehicle engineering and modification business."

The Company expanded its Rush Truck Centers dealership network during the third quarter to include a total of 121 locations in 21 states. This month, the Company acquired a full service Peterbilt dealership in Las Vegas, Nevada in connection with the divestiture of the Company's Peterbilt dealership in Charlotte, North Carolina. The dealership swap was a like-kind exchange and fits the Company's strategy of not having dealerships representing multiple Class 8 manufacturers in the same market, as the Company continues to operate a facility representing International, Hino and Isuzu trucks in Charlotte. The acquisition of the Las Vegas Peterbilt dealership marks the Company's first entry into the Nevada market and provides a natural fit into the Company's network of contiguous dealerships across the southern United States. The Company also opened a new full service Peterbilt dealership in Brownsville, Texas and a Rig Tough independent used truck outlet in Dallas, Texas.

Service capacity expansion also continues. The Company opened a newly constructed full service dealership, representing International, IC Bus, Isuzu, Ford and Mitsubishi Fuso trucks and buses in Cincinnati, Ohio. The new 83,000 square foot state-of-the-art facility features an expanded parts inventory, heated shop floors and offers 43 service bays, including three natural gas service bays and a collision center.

This week the Company opened its newly constructed Rush Truck Center facility in San Antonio, Texas. The new facility represents Peterbilt and Hino truck brands and features 91,000 square feet, 45 air-conditioned service bays including six dedicated natural gas service bays and an expanded parts inventory. The San Antonio complex also provides new headquarters for Rush Truck Leasing, Rush Refuse Systems, Rush Towing Systems and Rush Crane Systems.

Service capability expansion also continues with new facility construction, renovation and expansions progressing at locations California, Colorado, Ohio and Texas.

The Company also continues the rollout of its unique telematics product offering. "With our expansive portfolio of aftermarket solutions and excellent industry relationships, we are able to offer an industry-leading, customizable telematics system that provides end users with vehicle and driver performance information and can be installed, serviced and monitored all within our Rush Truck Centers network," said Rush.

Financial Highlights

In the third quarter, the Company's gross revenues totaled $ 1.294 billion, a 4.3% increase from gross revenues of $1.241 billion reported for the quarter ended September 30, 2014. Net income for the quarter was $19.9 million, or $0.48 per diluted share, compared to net income of $23.5 million, or $0.57 per diluted share, in the quarter ended September 30, 2014.

Parts, service and body shop revenues were $360.7 million in the third quarter of 2015, compared to $340.6 million in the third quarter of 2014. The Company delivered 4,412 new heavy-duty trucks, 2,889 new medium-duty commercial vehicles, 312 new light-duty commercial vehicles and 2,169 used commercial vehicles during the third quarter of 2015, compared to 4,384 new heavy-duty trucks, 2,587 new medium-duty commercial vehicles, 377 new light-duty commercial vehicles and 1,956 used commercial vehicles during the third quarter of 2014.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Wednesday, October 21, 2015, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until January 15, 2016. Listen to the audio replay until October 28, 2015, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 53082540.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with 121 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.  They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories, tires and CNG fuel systems and vehicle telematics products. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, the expected interest and sales of our new Momentum Fuel Technologies compressed natural gas (CNG) fuel systems, the expected interest and sales of our telematics product offerings, demand for the Company's services and the impact of decreased energy sector activity are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 64,918	$ 191,463
Accounts receivable, net	204,404	170,027
Note receivable affiliate	14,158	8,168
Inventories, net	1,114,831	1,024,104
Prepaid expenses and other	8,799	28,312
Asset held for sale	5,053	5,053
Deferred income taxes, net	18,929	18,387

Total current assets	1,431,092	1,445,514

Investments	6,650	6,905

Property and equipment, net	1,090,712	923,080

Goodwill, net	285,065	265,145

Other assets, net	56,971	53,618

Total assets	$ 2,870,490	$ 2,694,262

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 921,560	$ 845,977
Current maturities of long-term debt	129,772	149,065
Current maturities of capital lease obligations	14,371	11,231
Liabilities directly associated with asset held for sale	5,440	6,160
Trade accounts payable	151,596	124,555
Customer deposits	21,473	44,879
Accrued expenses	100,514	92,743
Total current liabilities	1,344,726	1,274,610

Long-term debt, net of current maturities	452,550	429,189
Capital lease obligations, net of current maturities	63,629	46,019
Other long-term liabilities	5,226	4,470
Deferred income taxes, net	172,179	175,635

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2015 and 2014	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 30,276,084 class A shares and 10,093,305 class B shares outstanding in 2015; and 29,889,332 class A shares and 9,999,122 class B shares outstanding in 2014	430	424
Additional paid-in capital	285,390	272,486
Treasury stock, at cost: 2,616,657 class B shares in 2015 and 2,560,580 class B shares in 2014	(43,368)	(41,904)
Retained earnings	590,033	533,793
Accumulated other comprehensive loss, net of tax	(305)	(460)

Total shareholders' equity	832,180	764,339

Total liabilities and shareholders' equity	$ 2,870,490	$ 2,694,262

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues:
New and used truck sales	$ 872,106	$ 846,256	$ 2,590,178	$ 2,244,447
Parts and service	360,711	340,632	1,051,001	980,588
Lease and rental	50,545	45,114	147,634	130,160
Finance and insurance	6,164	5,227	16,373	14,559
Other	4,550	3,793	12,728	12,396

Total revenue	1,294,076	1,241,022	3,817,914	3,382,150

Cost of products sold:
New and used truck sales	813,178	787,952	2,413,712	2,084,945
Parts and service	227,775	216,067	664,697	626,786
Lease and rental	45,115	38,264	130,242	112,406

Total cost of products sold	1,086,068	1,042,283	3,208,651	2,824,137

Gross profit	208,008	198,739	609,263	558,013

Selling, general and administrative	160,776	148,238	474,712	431,943

Depreciation and amortization	11,228	9,488	32,051	27,483

Gain (loss) on sale of assets	26	5	(581)	109

Operating income	36,030	41,018	101,919	98,696

Interest expense, net	3,568	2,689	10,107	8,363

Income before taxes	32,462	38,329	91,812	90,333

Provision for income taxes	12,579	14,851	35,572	35,003

Net income	$ 19,883	$ 23,478	$ 56,240	$ 55,330

Earnings per common share :
Basic	$ .49	$ .59	$ 1.40	$ 1.39
Diluted	$ .48	$ .57	$ 1.37	$ 1.36

Weighted average shares outstanding:
Basic	40,361	40,008	40,235	39,700
Diluted	41,136	41,091	41,065	40,820

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2015	September 30, 2014
New heavy-duty vehicles	$ 553,536	$ 561,556
New medium-duty vehicles (including bus sales revenue)	209,926	185,428
New light-duty vehicles	15,981	14,899
Used vehicles	90,245	82,058
Other vehicles	2,418	2,315

Absorption Ratio	116.2%	120.2%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2015	September 30, 2014
Floor plan notes payable	$ 921,560	$ 722,148
Current maturities of long-term debt	129,772	140,751
Current maturities of capital lease obligations	14,371	9,672
Liabilities directly associated with asset held for sale	5,440	─
Long-term debt, net of current maturities	452,550	411,161
Capital lease obligations, net of current maturities	63,629	34,357
Total Debt (GAAP)	1,587,322	1,318,089
Adjustments:
Debt related to lease & rental fleet	(585,184)	(490,525)
Floor plan notes payable	(921,560)	(722,148)
Adjusted Total Debt (Non-GAAP)	80,578	105,416
Adjustment:
Cash and cash equivalents	(64,918)	(144,728)
Adjusted Net (Cash) Debt (Non-GAAP)	$ 15,660	$ (39,312)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net (Cash) Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net (Cash) Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2015	September 30, 2014
Net Income (GAAP)	$ 80,867	$ 70,189
Provision for income taxes	51,155	44,707
Interest expense	12,942	11,282
Depreciation and amortization	45,354	35,470
(Gain) loss on sale of assets	539	(95)
EBITDA (Non-GAAP)	190,857	161,553
Adjustment:
Interest expense associated with FPNP	(11,870)	(8,285)
Adjusted EBITDA (Non-GAAP)	$ 178,987	$ 153,268

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2015	September 30, 2014
Net cash provided by operations (GAAP)	$ 99,791	$ 182,277
Acquisition of property and equipment	(328,867)	(250,521)
Free cash flow (Non-GAAP)	(229,076)	(68,244)
Adjustments:
Draws (payments) on floor plan financing, net	200,729	112,317
Proceeds from L&RFD	176,314	203,097
Debt proceeds related to business acquisitions	(5,645)	(51,001)
Principal payments on L&RFD	(128,489)	(107,304)
Non-maintenance capital expenditures	116,327	50,211
Adjusted Free Cash Flow (Non-GAAP)	$ 130,160	$ 139,076

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2015	September 30, 2014
Total Shareholders' equity (GAAP)	$ 832,180	$ 738,778
Adjusted net (cash) debt (Non-GAAP)	15,660	(39,312)
Adjusted Invested Capital (Non-GAAP)	$ 847,840	$ 699,466

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Net (Cash) Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226